Exhibit 99.1

Protection One Closes Sale of its Mobile Services Group to ATX Technologies

Both Companies to Collaborate on Promoting Telematics Services

     CULVER CITY, Calif.--(BUSINESS WIRE)--Aug. 25, 1999--Protection One Inc. (NYSE:POI - news), one of the nation's leading providers of life safety and property monitoring services and 85% owned by Western Resources (NYSE:WR - news), Wednesday announced the closing of the sale of its Mobile Services Group.

     The Mobile Services Group was sold for approximately $21 million in cash, plus a note and a preferred investment in ATX. The companies had announced on June 28, 1999, that they entered into a definitive agreement.

     Protection One is continuing to deliver telematics services through a reseller arrangement with ATX, which was executed contemporaneous with the closing. Telematics is a relatively new service industry that combines wireless and location identification technologies with call center-based convenience. From emergency response services to navigation assistance to vehicle theft recovery, telematics provides drivers and fleet managers with immediate access to location-based information.

     ``Our Mobile Services Group is a pioneer in the emerging business of providing security and information primarily in the OEM automobile industry and wireless communications markets,'' said John E. Mack III, chief executive officer of Protection One.

     ``The combination of ATX's expertise in the telematics market and our Mobile Services Group will position the two companies as a major competitor in the telematics industry and should result in upside equity potential for Protection One. In addition to realizing a significant return on our investment and retaining a modest equity interest, this divestiture of a non-core asset continues Protection One's strategy to focus on its residential monitored security services,'' added Mack.

     ``This transaction provides ATX Technologies the base to be the mobile information service provider of choice to the wireless industry, building on our pioneering leadership in the automotive market,'' said Steven W. Riebel, president and CEO of ATX Technologies. ``We look forward to continued collaboration with one of the largest security firms in the country.''

     The combined company will provide mobile services to a number of major companies, including Mercedes-Benz North America; Ford Motor Company including Ford, Jaguar and Lincoln-Mercury; the Infiniti Division of Nissan Motor Company; Greyhound Lines Inc.; Fujitsu Ten Corp. of America; Mitsubishi Electric Corporation; and Alpine Electronics of America.

     ATX will maintain Protection One's existing Mobile Services Group operations in Irving, Texas. Credit Suisse First Boston acted as financial advisor to Protection One in this transaction.

     Protection One, one of the leading residential security alarm companies in the United States, provides monitoring and related security services to more than 1.6 million residential and commercial subscribers in North America and Europe.

     Western Resources is a consumer services company with interests in monitored security and energy. Western Resources has total assets of more than $8 billion. Western Resources' utility companies, KPL and KGE, provide electric service to approximately 600,000 customers in Kansas.

     Through its ownership in ONEOK Inc. (NYSE:OKE - news), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. For more information about Western Resources and its operating companies, visit them on the Internet at: www.wr.com.

     ATX Technologies has headquarters in San Antonio, Texas, with offices in Dallas, Detroit, and Los Angeles. ATX provides leading-edge telematics services for mobile applications to consumer-oriented and commercial markets for asset protection, fleet tracking, emergency response, routing assistance, stolen vehicle tracking and other location-specific information.

     The company pioneered in-vehicle and automotive after-market applications of telematics beginning in 1996 and in 1999 introduced telematics services in wireless communications.

     Statements contained in this news release concerning statements of management's beliefs, goals and expectations are ``forward-looking statements'' as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Certain information in this release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor protections of that Act. Other risks and uncertainties are described in Protection One's 1998 Form 10-K/A filed with the Securities and Exchange Commission on April 14, 1999, and quarterly reports on Form 10-Q filed on May 17, 1999, and Aug. 16, 1999. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Contact:
     Protection One Inc.
     Adam M. Goldston, 310/258-6502
     www.protectionone.com
                  or
     ATX Technologies
     Gary Wallace, 800/511-5891